EXHIBIT 1



                           MINUTES OF A MEETING OF THE
                      BOARD OF DIRECTORS OF POKER.COM INC.
                       HELD ON THE 8TH DAY OF APRIL, 2003

The undersigned, being all of the Board of Directors of Poker.com Inc. (the "Company"), a Florida Corporation, hereby adopt and approve the following corporate resolutions and do hereby consent to the taking of the action therein set forth:

WHEREAS:

     A. The Board of Directors of the Company entered into a Master Software License Agreement with Trimon Systems Inc. ("Trimon") on July 31, 2001. The software master license provided the Company with the ability to market casino style games to companies engaging in playing casino style games on-line; and

     B. Each of the directors of the Company has received a form of the Master Software License Agreement.

RESOLVED THAT:

1. The Company terminate the Software Master License Agreement with Trimon based on the determination that that the Trimon software was not providing the expected return on investment and that the Company should concentrate its' resources on its' patent pending Skill Poker system; and

2. The Company confirms that there are no expenses relating to the termination, in accordance with the terms and conditions of the license. The Company will no longer be required to pay monthly maintenance fees and will curtail the operations of the existing casinos in the near future; and

3.   The Company deliver notice of termination to Trimon, effective immediately;

4. That any director or officer is hereby authorized and empowered, any of them acting alone, in the name of and on behalf of the Company, to procure any authorizations or approvals or to do or cause to be done all such acts or things and to sign and deliver or cause to be signed and delivered, all such documents, including but not limited to, stock certificates, federal, state and provincial securities forms, filings, applications or other documents, with such amendments, additions and other modifications thereto, as such officer may deem appropriate, which shall be deemed conclusively evidenced by the execution and delivery thereof, and to carry out and fully perform the terms and provisions of such documents in order to carry into effect the foregoing resolutions and to fully effect the transactions contemplated in such resolutions.

Dated this 8th day of April, 2003.


 /s/ Keith Andrews                              /s/ Cecil Morris
-------------------------                       --------------------------------
Keith Andrews, Director                         Cecil Morris, Director


Accepted for filing in the Corporation's
records this 8th day of April, 2003.            /s/ Keith Andrews
                                                --------------------------------
                                                Keith Andrews, Director


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